Exhibit 5.2

KING & SPALDING LLP

1185 Avenue of the Americas

New York, New York 10036

January 9, 2004

American Towers, Inc.

116 Huntington Avenue

Boston, Massachusetts 02116

Re:    American Towers, Inc.

Ladies and Gentlemen:

You have requested us to provide you with our opinion under New York law as to the enforceability of $400,000,000 aggregate principal amount of 7.25% Senior Subordinated Notes due 2011 (the “Exchange Notes”) of American Towers, Inc. (the “Company”), to be issued under the Indenture, dated as of November 18, 2003 (the “Indenture”), by and among the Company, the guarantors listed on the signature pages thereto and The Bank of New York, as trustee (the “Trustee”), as well as the Guarantees (the “Exchange Guarantees”) to be issued in favor of the holders of the Exchange Notes and the Trustee by the Guarantors set forth on Schedule I hereto (the “Guarantors”). We understand that Palmer & Dodge LLP has acted as special U.S. counsel to the Company in connection with the filing of a Registration Statement on Form S-4 (such registration statement, together with each document incorporated by reference therein, the “Registration Statement”) under the Securities Act of 1933, as amended, and the proposed issuance of the Exchange Notes and the Exchange Guarantees in connection with the exchange offer set forth in the Registration Statement, pursuant to which the Exchange Notes will be issued for a like principal amount of the Company’s outstanding 7.25% Senior Subordinated Notes due 2011 (together with the Guarantees thereof, the “Outstanding Notes”).

We are familiar with the proceedings taken by the Company and the Guarantors in connection with the authorization and issuance of the Exchange Notes and the Exchange Guarantees, respectively. In addition, we have reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies.

This opinion is limited in all respects to laws of the State of New York, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. You have advised us that you have separately received opinions from (i) Palmer & Dodge LLP, (ii) Holme Roberts & Owen LLP, (iii) Kean, Miller, Hawthorne, D’Armond, McCowan & Jarman L.L.P., (iv) Watkins Ludlam Winter & Stennis, P.A., (v) Keleher & McLeod, PA and (vi) Haynsworth Sinkler Boyd P.A., to the effect that the Exchange Notes and the Exchange Guarantees have been duly authorized by, and will be valid and binding obligations of, the Company and each of the Guarantors, respectively, under the applicable laws of each such entity’s jurisdiction of incorporation or organization, as the case may be. We express no opinion with respect to those matters, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

To the extent that the obligations of the Company and the Guarantors under the Indenture may be dependent upon such matters, we have also assumed that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes a valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms. We have also assumed that the Trustee has all power and authority to perform its obligations under the Indenture.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.    Assuming that the Exchange Notes have been duly authorized by the Company, when the Exchange Notes are executed and delivered by or on behalf of the Company, duly authenticated in accordance with the terms of the Indenture and delivered (together with the Exchange Guarantees) against the due tender and delivery to the Trustee of the Outstanding Notes in an aggregate principal amount equal to the aggregate principal amount of the Exchange Notes, the Exchange Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

2.    Assuming that the Exchange Guarantees have been duly authorized by each of the Guarantors, when the Exchange Guarantees are delivered (together with the Exchange Notes) against the due tender and delivery to the Trustee of the Outstanding Notes in an aggregate principal amount equal to the aggregate principal amount of the Exchange Notes, the Exchange Guarantees will constitute valid and binding obligations of each of the Guarantors, enforceable against each of them in accordance with their terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

This opinion may not be relied upon by any person or entity (other than the addressee hereof) for any purpose without our prior written consent, except that Palmer & Dodge LLP may rely on this opinion in rendering its opinion to you in connection with the Registration Statement. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters” in the prospectus contained therein.

Very truly yours,

/s/    KING & SPALDING LLP

Schedule I

American Tower Corporation

American Tower Delaware Corporation

American Tower International, Inc.

American Tower Management, LLC

ATC GP, Inc.

ATC International Holding Corp.

ATC LP, Inc.

ATC South America Holding Corp.

ATC Tower Services, Inc.

Carolina Towers, Inc.

Kline Iron & Steel Co., Inc.

New Loma Communications, Inc.

Unisite, LLC

American Tower LLC

American Tower, L.P.

ATC South, LLC

Telecom Towers, L.L.C.

ATC Midwest, LLC

ATS/PCS, LLC

Towers of America, L.L.L.P.

MHB Tower Rentals of America, LLC

Shreveport Tower Company